KIRBY CORPORATION	Contact: Brian Carey
713-435-1413

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES THE RESIGNATION OF EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER C. ANDREW SMITH

Houston, Texas (August 17, 2017) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced that C. Andrew Smith, Executive Vice President and Chief Financial Officer of Kirby, has informed Kirby that he is resigning from his position effective September 7, 2017 to accept another opportunity.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Andy has been a valuable contributor during his three years with Kirby, and we wish him all the best in his future endeavors.”  Kirby has commenced a search for a successor Chief Financial Officer.  Mr. Smith will continue in his role as Chief Financial Officer until the effective date of his resignation.  Mr. Grzebinski will then serve in the dual roles of Chief Executive Officer and Chief Financial Officer on an interim basis until Kirby identifies a new Chief Financial Officer.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  Kirby also operates offshore dry-bulk barge and tugboat units engaged in the offshore transportation of dry-bulk cargoes in the United States coastal trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services diesel engines, transmissions and pumps, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service and oil and gas operator and producer markets.